UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

SUPER MICRO COMPUTER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPER MICRO COMPUTER, INC.

980 Rock Avenue

San Jose, California 95131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 8, 2012

To the Stockholders of Super Micro Computer, Inc.:

Notice is hereby given that the Annual Meeting of stockholders of Super Micro Computer, Inc. (the “Company”) will be held on Wednesday, February 8, 2012, at 11:00 a.m., local time, at our principal offices located at 980 Rock Avenue, San Jose, CA 95131, for the following purposes:

1. To elect three Class II directors to hold office until the annual meeting of stockholders in 2014 or until their successors are duly elected and qualified.

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2012 ending June 30, 2012.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The accompanying Proxy Statement more fully describes the business to be transacted at the Annual Meeting. Our board of directors recommends that you vote (1) “FOR” the election of each of our nominees for director as proposed in this Proxy Statement and (2) “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012. We have not received notice of other matters that may be properly presented at the Annual Meeting.

If you were a stockholder as of the close of business (Eastern Time) on December 29, 2011, you are entitled to vote at the Annual Meeting and any adjournment thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our principal offices located at 980 Rock Avenue, San Jose, CA 95131.

A full set of the Company’s 2011 Proxy Materials and Annual Report to Stockholders are enclosed.

By Order of the Board of Directors
/s/ Yih-Shyan (Wally) Liaw
Yih-Shyan (Wally) Liaw
Secretary

San Jose, California

January 13, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on February 8, 2012

The Proxy Statement and Annual Report to Stockholders are available at

http://ir.supermicro.com/financials.cfm.

Information on our website, other than this Proxy Statement, is not a part of this Proxy Statement.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting. Most stockholders have three options for submitting their votes prior to the meeting: (1) via the Internet; (2) by phone; or (3) by mail. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and saves us postage and processing costs. Your completed proxy, or your telephone or Internet vote, will not prevent you from attending the meeting and voting in person should you so choose.

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STOCKHOLDER PROPOSALS FOR 2012 MEETING	30

OTHER MATTERS	30

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SUPER MICRO COMPUTER, INC.

980 Rock Avenue

San Jose, California 95131

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 8, 2012

GENERAL INFORMATION

The enclosed proxy is being solicited by our board of directors for use in connection with the Annual Meeting of stockholders to be held on Wednesday, February 8, 2012 at our principal offices located at 980 Rock Avenue, San Jose, CA 95131, commencing at 11:00 a.m. local time, and at any adjournments thereof. Voting materials, which include this Proxy Statement, a proxy card and the Company’s Annual Report to Stockholders for the year ended June 30, 2011, are being mailed to stockholders on or about January 13, 2012.

In this Proxy Statement:

•	“We,” “us,” “our”, “Company” and “Supermicro” refer to Super Micro Computer, Inc. with its principle executive offices located at 980 Rock Avenue, San Jose, CA 95131

•	“Annual Meeting” or “Meeting” means our 2011 Annual Meeting of Stockholders

•	“Board of Directors” or “Board” means our Board of Directors

•	“SEC” means the Securities and Exchange Commission

We have summarized below important information with respect to the Annual Meeting.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business (Eastern Time) on December 29, 2011 (the “record date”) will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 41,012,477 shares of our common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each share of common stock is entitled to one vote on each matter presented.

How do I vote my shares?

If you are a stockholder of record as of the record date, you can give a proxy to be voted at the Meeting in any of the following ways:

•	Over the telephone by calling a toll-free number;

•	Electronically, using the Internet; or

•	By completing, signing and mailing the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. Telephone and Internet voting also is encouraged for stockholders who hold their shares in street name.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name with our transfer agent, Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

Quorum

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum for the transaction of business at the meeting. Shares that are voted “FOR,” or “AGAINST” a proposal or marked “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such proposal. “Broker non-votes” are also included for purposes of determining whether a quorum of shares is present at a meeting. A “broker non-vote” occurs when a nominee holding shares for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

What vote is required for the election of directors or for a proposal to be approved?

The plurality of the votes cast by the holders of shares of common stock present or represented by proxy and voting at the Annual Meeting will determine the election of the directors. Therefore, the three nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will be counted as present in determining if a quorum is present but will not affect the election of directors. There is no cumulative voting.

The affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote is required to approve the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. A stockholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not deemed to be present in person or by proxy for the purpose of determining whether a proposal has been approved.

How are votes counted?

All valid proxies received before the Annual Meeting, including proxies granted over the Internet or by telephone submitted prior to midnight the night before the Annual Meeting, will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted FOR each nominee and FOR each proposal.

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the board of directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to appoint our auditor.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of The Nasdaq Stock Market, Inc. (“Nasdaq”). Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will only be considered entitled to vote on the proposal to ratify the selection of our independent public accounting firm.

Your broker or other nominee has discretionary authority to vote your shares on the ratification of our independent registered public accounting firm, even if your broker or other nominee does not receive voting instructions from you.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by signing a later-dated proxy card and submitting it so that it is received prior to the meeting in accordance with the instructions included in the proxy card, or by attending the meeting and voting your shares in person. Attending the meeting without voting in person will not revoke your proxy unless you specifically request it.

Who will count the vote?

Representatives of BNY Mellon Shareowner Services, our transfer agent, will tabulate votes and act as our independent inspectors of election.

How does the board recommend that I vote?

The board of directors recommends a FOR vote on the following proposals:

•	Election of three Class II directors;

•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2012 ending June 30, 2012.

Adjournment of Meeting

If a quorum is not present to transact business at the Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Meeting, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting.

Expenses of Soliciting Proxies

We will bear the cost of soliciting proxies relating to our Annual Meeting. In addition to solicitation by the use of mail, certain of our directors, officers and regular employees may solicit proxies by telephone or personal interview, and we may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

What are the deadlines for submitting stockholder proposals?

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2012 annual meeting, the written proposal must be received at our principal executive offices at 980 Rock Avenue, San Jose, California 95131, Attention: Corporate Secretary, on or before September 15, 2012. The proposal must comply with the SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

Our bylaws provide that a stockholder may nominate a director for election at the annual meeting or may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Corporate Secretary of the Company at our principal executive offices in San Jose, California, at least 120 days in advance of the date the proxy statement for the prior year’s meeting was released to stockholders. For the 2012 annual meeting, written notice of director nominations and stockholder proposals must be received on or before September 15, 2012. The nomination or proposal must contain the specific information required by our bylaws. You may request a copy of our bylaws by contacting our Corporate Secretary, Super Micro Computer, Inc., telephone (408) 503-8000. Stockholder proposals that are received by us after September 15, 2012, will not be eligible to be presented at the 2012 annual meeting.

Internet Availability of Proxy Materials

Our proxy statement is also available on our website at http://ir.supermicro.com/financials.cfm.

PROPOSAL 1

ELECTION OF DIRECTORS

Composition of the Board

The authorized number of directors of the Company is seven. There are currently seven directors. Our amended and restated certificate of incorporation provides for a classified board of directors divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years.

At this year’s Annual Meeting, the term of our three Class II directors will expire. Yih-Shyan (Wally) Liaw, Edward J. Hayes, Jr. and Gregory K. Hinckley are the current Class II directors. Yih-Shyan (Wally) Liaw, Edward J. Hayes, Jr. and Gregory K. Hinckley have each been nominated for re-election to the board of directors to serve until the 2014 annual meeting or until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected. Proxies may not be voted for more than three directors. Assuming a quorum is present, the three director nominees who receive the highest number of the votes cast by the stockholders entitled to vote at the election will be elected. In the event that a nominee is unable or unwilling to serve, the enclosed proxy will be voted to elect the replacement nominee designated by the board of directors, unless the board instead decides to reduce the number of directors.

The current composition of the board is:

Class I Directors (terms expiring at the 2013 annual meeting)	Charles Liang Sherman Tuan

Class II Directors (terms expiring at this annual meeting)	Yih-Shyan (Wally) Liaw Edward J. Hayes, Jr. Gregory K. Hinckley

Class III Directors (terms expiring at the 2012 annual meeting)	Chiu-Chu (Sara) Liu Liang Hwei-Ming (Fred) Tsai

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE THREE NOMINEES TO SERVE AS CLASS II DIRECTORS. PROXIES WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES UNLESS OTHERWISE SPECIFIED.

The nominees for election as directors and the directors whose terms of office will continue after the meeting have provided the following information about themselves. Dates listed for the nominees and continuing directors include service as directors of predecessor companies to Supermicro.

Class I Directors—Terms Expiring at the 2013 Annual Meeting

Charles Liang, age 54, founded Super Micro and has served as our President, Chief Executive Officer and Chairman of the Board since our inception in September 1993. Mr. Liang has been developing server system architectures and technologies for the past two decades. From July 1991 to August 1993, Mr. Liang was President and Chief Design Engineer of Micro Center Computer Inc., a high-end motherboard design and manufacturing company. From January 1988 to April 1991, Mr. Liang was Senior Design Engineer and Project Leader for Chips & Technologies, Inc., a chipset technology company, and Suntek Information International Group, a system and software development company. Mr. Liang has been granted many server technology patents. Mr. Liang holds an M.S. in Electrical Engineering from the University of Texas at Arlington and a B.S. in Electrical Engineering from National Taiwan University of Science & Technology in Taiwan. Our

Nominating and Corporate Governance Committee (“Governance Committee”) concluded that Mr. Liang should serve on the Board based on his skills, experience and qualifications in managing technology businesses, his technical expertise, and his long familiarity with the Company’s business.

Sherman Tuan, age 58, has been a member of our board of directors since February 2007. Mr. Tuan is founder of PurpleComm, Inc. (doing business as 9x9Network), a provider of new media for internet TV services, where he has served as Chief Executive Officer since January 2005 and Chairman of the Board since June 2003. He has served as Chief Executive Officer of Purple Communications Limited, an investment holding company since April 2002. From September 1999 to May 2002, he was director of Metromedia Fiber Network, Inc., a fiber optical networking infrastructure provider. Mr. Tuan was co-founder of AboveNet Communications, Inc., an internet connectivity solutions provider, where he served as President from March 1996 to January 1998, Chief Executive Officer from March 1996 to May 2002 and director from March 1996 to September 1999. Mr. Tuan received a B.S. degree in Electrical Engineering from Feng-Chia University in Taiwan. Our Governance Committee concluded that Mr. Tuan should serve on the Board based on his skills, experience and qualifications in managing technology businesses, his technical expertise, and his familiarity with the Company’s business.

Class II Directors—Nominees for Terms Expiring at the 2014 Annual Meeting

Yih-Shyan (Wally) Liaw, age 57, co-founded Super Micro and has served as Vice President of International Sales, Corporate Secretary and a member of our board of directors since our inception in September 1993. From 1988 to 1991, Mr. Liaw was Vice President of Engineering at Great Tek, a computer company. Mr. Liaw holds an M.S. in Computer Engineering from the University of Arizona, an M.S. in Electrical Engineering from Tatung Institute of Technology in Taiwan, and a B.S. degree from Taiwan Provincial College of Marine and Oceanic Technology. Our Governance Committee concluded that Mr. Liaw should serve on the Board based on his skills, experience and qualifications in managing technology businesses, his technical expertise, and his long familiarity with the Company’s business.

Edward J. Hayes, Jr., age 56, has been a member of our board of directors since February 2007. Since October 2011, Mr. Hayes has served as Senior Vice President and Chief Financial Officer of Aviat Networks, Inc., a wireless transmission solutions company publicly traded on NASDAQ. From August 2006 to October 2011, he served as Chief Financial Officer of Pillar Data Systems, Inc., a privately-held enterprise data storage company. From July 2004 to August 2006, he served as Executive Vice President and Chief Financial Officer of Quantum Corporation, a data storage company publicly traded on NYSE. From March 2003 to July 2004, Mr. Hayes was an independent consultant and private investor. From April 2001 to March 2003, he was President and Chief Executive Officer of DirecTV Broadband, Inc., an internet service provider. From January 2000 to April 2001, he served as Executive Vice President and Chief Financial Officer of Telocity, Inc., an internet service provider which the management team took public in March 2000. Mr. Hayes is a director and member of the Audit Committee of publicly-traded Alaska Communications Systems Group, Inc., a telecommunications provider. Mr. Hayes holds a B.A. degree from Colgate University and conducted his graduate studies in Accounting and Finance at the New York University Graduate School of Business. Our Governance Committee concluded that Mr. Hayes should serve on the Board based on his skills, experience and qualifications in managing technology businesses, his experience and qualifications in finance, his general expertise in business and accounting, his financial literacy, and his familiarity with the Company’s business.

Gregory K. Hinckley, aged 65, has been a member of our board of directors since January 2009. Mr. Hinckley is currently the President and interim Chief Financial Officer of Mentor Graphics Corporation, a publicly traded provider of electronic design automation solutions. He began at Mentor Graphics in January 1997 as Executive Vice President, Chief Operating Officer and Chief Financial Officer. In November 2000, he became President and Chief Financial Officer. In July 2007, his position became President and Chief Operating Officer. Prior to Mentor Graphics, he served as Chief Financial Officer for two other publicly traded companies—VLSI Technology, Inc. and Bio-Rad Laboratories, Inc. Mr. Hinckley is a director of SI-Bone, Inc. (a privately-held orthopedic device company), a director and member of audit and compensation committees of Intermec, Inc.

(a publicly traded provider of automated identification and data collection (AIDC) solutions), and is an advisory director of Portland State University Engineering School. Mr. Hinckley holds a Bachelor of Arts degree in physics from Claremont McKenna College, a Master of Science degree in applied physics from University of California, an MBA degree from Harvard Business School, and was a Fullbright Scholar in applied mathematics at Nottingham University in England. He is also a Certified Public Accountant. Our Governance Committee concluded that Mr. Hinckley should serve on the Board based on his skills, experience and qualifications in managing technology businesses, his technical expertise, his experience and qualifications in finance and operations and his financial literacy.

Class III Directors—Terms Expiring at the 2012 Annual Meeting

Chiu-Chu (Sara) Liu Liang, age 50, co-founded Super Micro and has served as Vice President of Operations, Treasurer and a member of our board of directors since our inception in September 1993. From 1985 to 1993, Ms. Liang held finance and operational positions for several companies, including Micro Center Computer Inc. Ms. Liang holds a B.S. in Accounting from Providence University in Taiwan. Ms. Liang is married to Mr. Charles Liang, our Chairman, President and Chief Executive Officer. Our Governance Committee concluded that Ms. Liang should serve on the Board based on her skills, experience, her general expertise in business and accounting and her long familiarity with the Company’s business.

Hwei-Ming (Fred) Tsai, age 56, has been a member of our board of directors since August 2006. Mr. Tsai is an independent business consultant since January 2010. Mr. Tsai served as Executive Vice President and Chief Financial Officer of SinoPac Bancorp, a financial holding company based in Los Angeles, California from February 2001 and August 2005, respectively, to December 2009. He also served as Senior Executive Vice President of Far East National Bank, a commercial bank that is held by SinoPac Bancorp from December 2002 to December 2009. Mr. Tsai received a Master in Professional Accounting from the University of Texas at Austin and a B.A. in Accounting from National Taiwan University in Taiwan. Our Governance Committee concluded that Mr. Tsai should serve on the Board based on his skills, experience and qualifications in capital finance, his financial literacy and his familiarity with the Company’s business.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted “Corporate Governance Guidelines” to help ensure that the board of directors is independent from management, appropriately performs its function as the overseer of management, and that the interests of the board of directors and management align with the interests of the stockholders. The “Corporate Governance Guidelines” are available at www.Supermicro.com by first clicking on “About Us” and then “Investor Relations” and then “Corporate Governance,” and are also available in print to any stockholder who requests a copy.

Code of Ethics

We have adopted a “Code of Business Conduct and Ethics” that is applicable to all directors and employees, and embodies our principles and practices relating to the ethical conduct of our business and our long-standing commitment to honesty, fair dealing and full compliance with all laws affecting our business. The “Code of Business Conduct and Ethics” is available at www.Supermicro.com by first clicking on “About Us” and then “Investor Relations” and then “Corporate Governance,” and is also available in print without charge to any stockholder who requests it. Any substantive amendment or waiver of the Code relating to executive officers or directors will be made only after approval by a committee comprised of a majority of our independent directors and will be promptly disclosed on our website within four business days.

Director Independence

The board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in applicable Nasdaq listing standards. Our director independence standards are set forth in our “Corporate Governance Guidelines” available at the website noted above.

Based on these standards, our board of directors has determined that four of its current seven members are each independent directors under applicable listing standards of the NASDAQ Global Select Market, namely Sherman Tuan, Edward J. Hayes, Jr., Gregory K. Hinckley and Hwei-Ming (Fred) Tsai.

Executive Sessions

Non-management directors generally meet in executive session without management present when the board holds its regularly scheduled meetings.

Director Qualifications and Nomination Process

Criteria

The Nominating and Corporate Governance Committee (“Governance Committee”) is responsible for reviewing, on an annual basis, the appropriate skills and characteristics required of board members, individually as well as for the board as a whole. Except as may be required by rules and regulations promulgated by Nasdaq or the SEC and as set forth herein, it is the current belief of the Governance Committee that there are no specific minimum qualifications that must be met by each candidate for the board, nor are there specific qualities or skills that are necessary for one or more of the members of the board to possess. In evaluating the qualifications of any director candidates, the Governance Committee will consider many factors, including without limitation, character, judgment, independence, age, expertise, diversity of experience, length of service, and other commitments. The Governance Committee will evaluate such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Governance Committee will consider each individual candidate in the context of the current perceived needs of the board as a whole. While the Governance Committee has not established specific minimum qualifications for director candidates, the board believes that candidates and nominees must reflect a board that is comprised of directors who (a) are predominantly independent, (b) are of high integrity, (c) have experience, expertise and qualifications that will increase overall board effectiveness and (d) meet other requirements as may be required by applicable rules and regulations of Nasdaq and the SEC. For future nominations, the Governance Committee expects to consider diversity when identifying nominees.

Identification and Evaluation of Nominees

The Governance Committee is responsible for regularly assessing the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee is responsible for considering potential candidates for director. The Governance Committee will consider bona fide candidates from all relevant sources, including current board members, professional search firms, stockholders and other persons. The Governance Committee will consider director candidates recommended by our stockholders, based on the same criteria listed above that would apply to candidates identified by a Governance Committee member. The Governance Committee is responsible for evaluating director candidates in light of the board membership criteria described above, based on all relevant information and materials available to the Governance Committee. This includes information and materials provided by stockholders recommending director candidates, professional search firms and other parties.

Stockholder Recommendations

The Governance Committee will consider director candidates recommended by stockholders of the Company. Stockholder nominations for director must be made in writing and addressed to the Corporate Secretary of the Company. Such stockholder’s notice shall set forth the following information:

•	The information required by Section 2.15 of our Bylaws (a copy of which is included as an exhibit to our Registration Statement on Form S-1 as filed with the SEC on March 27, 2007); and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

Communications with the Board of Directors

The board of directors welcomes the submission of any comments or concerns from stockholders or other interested parties. If you wish to send any communications to the board of directors, you may use one of the following methods:

•	Write to the board at the following address:

Board of Directors

Super Micro Computer, Inc.

c/o Robert Aeschiman, General Counsel

980 Rock Avenue

San Jose, California 95131

•	E-mail the board of directors at BODInquiries@supermicro.com

MEETINGS AND COMMITTEES OF THE BOARD

Board Meetings

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all board and committee meetings. We encourage, but do not require, each board member to attend our annual meeting of stockholders. The board of directors held five meetings during fiscal year 2011, of which four were regularly scheduled meetings and one was a specially scheduled meeting. The independent directors met twice in executive sessions without any of our officers present. All directors attended at least 75% of the meetings of the board of directors and of the committees on which they served during the time they served as a director in fiscal year 2011.

Board Leadership Structure

Our Chairman, Charles Liang, is also our CEO. The Board and our Governance Committee believe that it is appropriate for Mr. Liang to serve as both the CEO and Chairman due to the relatively small size of our Board, and the fact that Mr. Liang is the founder of the Company with extensive experience in our industry.

Board Role in the Oversight of Risk

Our Board exercises oversight over our risk management activities, requesting and receiving reports from management. Our Board has delegated primary responsibility for oversight of risks relating to financial controls and reporting to our Audit Committee, which in turn reports to the full Board on such matters as appropriate. The Audit Committee also assists the Board in oversight of certain Company risks, particularly in the areas of internal controls, financial reporting and review of related party transactions.

Our management with oversight from our Compensation Committee, has reviewed its compensation policies and practices with respect to risk-taking incentives and risk management, and does not believe that potential risks arising from its compensation polices or practices are reasonably likely to have a material adverse effect on the Company.

Committees of the Board of Directors

The board has three standing committees to facilitate and assist the board of directors in discharging its responsibilities: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In accordance with applicable Nasdaq listing standards, each of these committees is comprised solely of non-employee, independent directors. The Charter for each committee is available at www.Supermicro.com by first clicking on “About Us” and then “Investor Relations” and then “Corporate Governance”. The charter of each committee also is available in print to any stockholder who requests it. The following table shows the current members of each of the standing board committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Edward J. Hayes, Jr.(1)	Sherman Tuan(1)	Hwei-Ming (Fred) Tsai(1)

Hwei-Ming (Fred) Tsai	Hwei-Ming (Fred) Tsai	Sherman Tuan

Gregory K. Hinckley

(1)	Committee Chairperson

Audit Committee

The Audit Committee has three members. The Audit Committee met five times in fiscal year 2011, of which four were regularly scheduled quarterly meetings and one was a specially scheduled meeting. Our board has determined that each member of our Audit Committee meets the requirements for independence under the applicable listing standards of Nasdaq and the rules of the SEC. Our board has also determined that each member of our Audit Committee is a “financial expert” as defined under applicable SEC rules.

As outlined more specifically in the Audit Committee charter, the Audit Committee has, among other duties, the following responsibilities:

•	The appointment, compensation and retention of our independent auditors, and the review and evaluation of the auditors’ qualifications, independence and performance;

•	Oversees the auditors’ audit work and reviews and pre-approves all audit and non-audit services that may be performed by them;

•	Reviews and approves the planned scope of our annual audit;

•	Monitors the rotation of partners of the independent auditors on our engagement team as required by law;

•	Reviews our financial statements and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements;

•	Reviews our critical accounting policies and estimates;

•	Oversees the adequacy of our financial controls;

•	Reviews annually the audit committee charter and the committee’s performance;

•	Reviews and approves all related-party transactions; and

•

Establishes and oversees procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters and oversees enforcement, compliance and remedial measures under our Code of Business Conduct and Ethics.

Compensation Committee

The Compensation Committee has two members and met four times in fiscal year 2011. The Compensation Committee is comprised solely of non-employee directors. Our board has determined that each member of our Compensation Committee meets the requirements for independence under the applicable listing standards of Nasdaq.

As outlined more specifically in the Compensation Committee charter, the Compensation Committee has, among other duties, the following responsibilities:

•	Reviews and approves corporate goals and objectives relevant to compensation of the chief executive officer and other executive officers;

•	Evaluates the performance of the chief executive officer and other executive officers in light of those goals and objectives;

•	Sets compensation of the chief executive officer and other executive officers;

•	Administers the issuance of restricted stock grants, stock options and other awards to executive officers and directors under our stock plans; and

•	Reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter.

Nominating and Corporate Governance Committee

The Governance Committee has two members and met five times in fiscal year 2011. The Governance Committee is comprised solely of non-employee directors. Our board has determined that each member of our Governance Committee meets the requirements for independence under the applicable listing standards of Nasdaq.

As outlined more specifically in the Governance Committee charter, the Governance Committee has, among other duties, the following responsibilities:

•	Identifies individuals qualified to become directors;

•	Recommends to our board of directors director nominees for each election of directors;

•	Develops and recommends to our board of directors criteria for selecting qualified director candidates;

•	Considers committee member qualifications, appointment and removal;

•	Recommends corporate governance guidelines applicable to us;

•	Provides oversight in the evaluation of our board of directors and each committee;

•	Reviews and monitors our Code of Business Conduct and Ethics and reviews and approves any waivers of our Code of Business Conduct and Ethics; and

•	Coordinates and reviews board and committee charters for consistency and adequacy under applicable rules, and make recommendations to the board for any proposed changes.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is a current or former officer or employee of the Company or had any relationship with the Company requiring disclosure. In addition, during fiscal year 2011, none of our executive officers served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers who served on our board of directors or Compensation Committee.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of December 29, 2011 by:

•	each of the named executive officers;

•	each of our directors; and

•	all directors and executive officers as a group.

We do not know of any person or entity who beneficially owns more than 5% of our outstanding common stock as of December 29, 2011 except for the named executive officers and directors.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Common Stock Outstanding(3)
Executive Officers and Directors:
Charles Liang(4)	10,099,160	23.8%
Howard Hideshima(5)	207,776	*
Phidias Chou(5)	93,716	*
Chiu-Chu (Sara) Liang(6)	10,099,160	23.8%
Yih-Shyan (Wally) Liaw(7)	3,431,230	8.3%
Hwei-Ming (Fred) Tsai(8)	374,125	* %
Edward J. Hayes, Jr.(5)	60,000	*
Sherman Tuan(5)	39,375	*
Gregory K. Hinckley(5)	27,000	*
All directors and executive officers as a group (9 persons)(9)	14,332,382	33.2%

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.
(1)	Except as otherwise indicated, to our knowledge the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws applicable and to the information contained in the footnotes to this table.
(2)	Under the SEC rules, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options.
(3)	Calculated on the basis of 41,012,477 shares of Common Stock outstanding as of December 29, 2011, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after December 29, 2011 are deemed to be outstanding for the purposes of calculating that stockholder’s percentage of beneficial ownership.
(4)	Includes 1,185,000 shares issuable upon the exercise of options exercisable within 60 days after December 29, 2011. Also includes 3,392,468 shares jointly held by Mr. Liang and his spouse, 15,000 shares held by Green Earth Charitable Trust, for which Mrs. Liang serves as trustee, 4,500 shares held by Mr. Liang’s daughter, 18,000 shares held by Mr. Liang’s children, for which Mrs. Liang serves as custodian, 479,121 shares held directly by Mrs. Liang and 299,055 shares issuable upon the exercise of options held by Mrs. Liang and exercisable within 60 days after December 29, 2011. See footnote 6.
(5)	Consists of shares issuable upon the exercise of options exercisable within 60 days after December 29, 2011.
(6)	Includes 299,055 shares issuable upon the exercise of options exercisable within 60 days after December 29, 2011. Also includes 3,392,468 shares jointly held by Mrs. Liang and her spouse, 15,000 shares held by Green Earth Charitable Trust, 4,500 shares held by Mrs. Liang’s daughter, 18,000 shares held by Mrs. Liang’s children, for which Mrs. Liang serves as custodian, 4,346,734 shares held by Charles Liang, Mrs. Liang’s spouse, and 1,185,000 shares issuable upon the exercise of options held by Mr. Liang and exercisable within 60 days after December 29, 2011. See footnote 4.

(7)	Includes 129,757 shares issuable upon the exercise of options exercisable within 60 days after December 29, 2011. Also includes 3,208,279 shares held by Liaw Family Trust, for which Mr. Liaw and his spouse serve as trustees, 8,400 shares held by Mr. Liaw’s daughters, 69,807 shares held by Mrs. Liaw, and 14,987 shares issuable upon the exercise of options granted to Mrs. Liaw, exercisable within 60 days after December 29, 2011.
(8)	Includes 45,000 shares issuable upon the exercise of options exercisable within 60 days after December 29, 2011. Also includes 295,000 shares held by Tsai Family Trust, for which Mr. Hwei Ming (Fred) Tsai and his spouse serve as trustees.
(9)	Includes 2,101,666 shares issuable upon the exercise of options exercisable within 60 days after December 29, 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal year 2011 transactions in our common stock and their common stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 2011, we believe that all reporting requirements under Section 16(a) were met in a timely manner by the persons who were executive officers, members of the board of directors or greater than 10% stockholders during such fiscal year, other than (i) one late report by Howard Hideshima reporting one untimely transaction; (ii) three late reports by Charles Liang reporting a total of three untimely transactions; (iii) three late reports by Chiu-Chu (Sara) Liu Liang reporting a total of three untimely transactions; (iv) three late reports by Hwei-Ming (Fred) Tsai reporting a total of eleven untimely transactions; and (v) six late reports by Yih-Shyan (Wally) Liaw reporting a total of twelve untimely transactions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Process Overview

The Compensation Committee of the board of directors discharges the board of directors’ responsibilities relating to compensation of all of our executive officers. The Compensation Committee is comprised of two non-employee directors, both of whom are independent pursuant to the applicable listing rules of Nasdaq, Rule 16b-3 under the Exchange Act, and Section 162(m) of the Internal Revenue Code (“Code”).

The agenda for meetings is determined by the Chair of the Compensation Committee with the assistance of Charles Liang, our President and Chief Executive Officer, and Howard Hideshima, our Chief Financial Officer. Committee meetings are regularly attended by one or more of Mr. Liang, Mr. Hideshima and Robert Aeschiman, our General Counsel. However, Messrs. Liang and Hideshima do not attend the portion of meetings during which their own performance or compensation is being discussed. Mr. Liang, Mr. Hideshima and Mr. Aeschiman support the Compensation Committee in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data. In addition, the Compensation Committee has the authority under its charter to hire, terminate and approve fees for advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. In August 2010, as part of making an overall assessment of each individual’s role and performance, and structuring our compensation programs for fiscal year 2011, the Committee reviewed recommendations of management as well as publicly available peer group compensation data.

Compensation Philosophy and Objectives

It is the Compensation Committee’s philosophy to link the named executive officers’ compensation to corporate performance. The base salary, quarterly bonuses and stock option grants of the named executive officers are determined in part by the Compensation Committee reviewing data on prevailing compensation practices of comparable technology companies with whom we compete for executive talent, and evaluating such information in connection with our corporate goals and compensation practices.

The Compensation Committee considers various sources of competitive data when determining executive compensation levels, including compensation data from a sampling of public companies and public compensation surveys. For fiscal year 2011, the sample of companies consisted of the following companies:

3Par, Inc. Adaptec Corporation Blue Coat Systems, Inc. Brocade Communications Systems, Inc. Compellent Technologies Dot Hill Systems Corp. Emulex Corp. Extreme Networks, Inc. Juniper Network, Inc.	LSI Corp. Network Appliance, Inc. Network Engines, Inc. Quantum Corporation RadiSys Corporation Riverbed Technology, Inc. Silicon Graphics International STEC, Inc.

In selecting the companies for inclusion in the sample, the following factors were considered: industry, net revenues, operating income and whether the company may compete against us for executive talent. In addition to gathering data specific to the above listed companies, the Compensation Committee also reviewed public surveys of compensation practices.

The Compensation Committee does not seek to specifically benchmark compensation based upon the sample companies reviewed nor does the Compensation Committee employ any other formulaic process in making compensation decisions. Rather the Compensation Committee uses its subjective judgment based upon a review of all information, including an annual review for each officer of his or her level of responsibility, contributions to our financial results and our overall performance. The Compensation Committee makes a generalized assessment of these factors and this information is not weighted in any specific manner.

We believe that our current compensation arrangements for several of our executive officers, including our Chief Executive Officer, are significantly below typical compensation levels for similar positions at comparable companies. This is principally due to the high level of Company stock ownership held by such persons. As we continue to grow, we may need to increase our recruiting of new executives from outside of the Company. This in turn may require us to pay higher compensation closer to or in excess of that typical paid by comparable companies.

Finally, we believe that creating stockholder value requires not only managerial talent but active participation by all employees. In recognition of this, we try to minimize the number of compensation arrangements that are distinct or exclusive to our executive officers. We currently provide base salary, quarterly bonuses and long-term equity incentive compensation to a considerable number of our domestic employees and international employees, in addition to our executive officers.

Role of Executive Officers in the Compensation Process

Management provides recommendations to the Compensation Committee on issues such as compensation program design, and evaluations of executive and Company performance. For fiscal year 2011, the Compensation Committee also had access to competitive data collected by management. While the Compensation Committee carefully considers all recommendations made by members of management, ultimate authority for all compensation decisions regarding our executive officers rests with the Compensation Committee.

Fiscal Year 2011 Executive Officer Compensation Components

For fiscal year 2011, the principal components of compensation for our executive officers were:

•	Base salary;

•	Quarterly bonus; and

•	Equity-based incentive compensation.

Base Salary. Base salaries for our executive officers other than the Chief Executive Officer are determined annually by the Compensation Committee based upon recommendations by our chief executive officer, taking into account such factors as salary norms in comparable companies and publicly available data regarding compensation increases in the industry, a subjective assessment of the nature of the position and an annual review of the contribution and experience of each executive officer. For the Chief Executive Officer, the Compensation Committee considers substantially the same sort of information, as well as the size of the company and the chief executive officer’s overall stock ownership.

In August 2010, the Compensation Committee met to review the base salaries of our executive officers for fiscal year 2011. In determining base salaries for fiscal year 2011, the Compensation Committee decided to increase the base salary of our executive officers other than the Chief Executive Officer after taking into account the recommendations of our Chief Executive Officer and taking into account such factors as salary norms in comparable companies and publicly available data regarding compensation increases in the industry, a subjective assessment of the nature of each position and an annual review of the contribution and experience of each executive officer. For the Chief Executive Officer, the Compensation Committee considered substantially the same sort of information, as well as the size of the company and the Chief Executive Officer’s stock ownership, and determined to make no change to the base salary of the Chief Executive Officer. Based upon its review, the

Compensation Committee approved increases in base salaries for our executive officers set forth below. The base salary increases were comparable to the average percentage base salary increases granted to our employees generally except that the increases for Ms. Liang and Mr. Liaw were higher due to their low base salaries.

	Principal Position	2010 Base Salary	2011 Base Salary	Base Salary % Change
Charles Liang	President, Chief Executive Officer and Chairman of the Board	$286,598	$286,598	0.0%
Howard Hideshima	Chief Financial Officer	$252,206	$258,511	2.5%
Phidias Chou	Vice President, Worldwide Sales	$220,000	$225,500	2.5%
Chiu-Chu (Sara) Liu Liang	Vice President of Operations, Treasurer, and Director	$168,000	$176,400	5.0%
Yih-Shyan (Wally) Liaw	Vice President, International Sales, Corporate Secretary and Director	$169,600	$178,080	5.0%

Quarterly Bonus. Our cash bonus program seeks to motivate executive officers to work effectively to achieve our financial performance objectives and to reward them when such objectives are met. Quarterly bonuses for executive officers are subject to approval by the Compensation Committee. Bonuses are not awarded based upon any specific plan or formula, but are subjectively determined based upon our performance during the quarter and the individual’s contributions. Historically these bonuses have ranged from zero to an amount equal to two weeks of base salary. For fiscal year 2011, quarterly bonuses of $4,850 and $3,250 were granted to Messrs. Hideshima and Chou, respectively, which were generally in line with quarterly bonuses for employees generally. No bonuses were granted to Messrs. Liang or Liaw or Mrs. Liang.

Equity-Based Incentive Compensation. Stock options are an important component of the total compensation of executive officers. We believe that stock options align the interests of each executive with those of the shareholders. They also provide executive officers a significant, long-term interest in our success and help retain key executive officers in a competitive market for executive talent. Our 2006 Equity Incentive Plan authorizes the Compensation Committee to grant stock options to executive officers. The number of shares owned by, or subject to options held by, each executive officer is periodically reviewed and additional awards are considered based upon a generalized assessment of past performance of the executive and the relative holdings of other executive officers. The option grants generally utilize four-year vesting periods to encourage executive officers to continue contributing to us, and they generally expire no later than ten years from the date of grant.

In August 2010, the Compensation Committee approved grants of additional options to Messrs. Hideshima, Chou and Liaw as part of the Compensation Committee’s review of all employee grant levels. In April 2011, the Compensation Committee granted an option to Mr. Liang for 132,000 shares with an exercise price equal to $18.59 per share, which was the market value as of the date of grant. The option vests over four years. The Compensation Committee concluded that as Mr. Liang had not received any additional equity for two years, he should be provided with an additional incentive.

The Role of Stockholder Say-on-Pay Votes. Our board of directors, the Compensation Committee, and our management value the opinions of our stockholders. Although the advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered and will continue to consider, the outcome of the vote when making future compensation decisions for named executive officers. At our annual meeting of stockholders held on February 8, 2011, approximately 97.1% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers, while only approximately 0.4% voted against (with approximately 2.5% abstaining). The Committee believes that the stockholder vote endorses the compensation philosophy of the Company and did not make any changes to our executive compensation program as a result of the vote results.

Fiscal Year 2012 Executive Officer Compensation

In August 2011, the Compensation Committee met to review the base salaries of our executive officers for fiscal year 2012. In determining base salaries for fiscal year 2012, the Compensation Committee decided to increase the base salary of our executive officers other than the Chief Executive officer after taking into account the recommendations of our Chief Executive Officer and taking into account such factors as salary norms in comparable companies and publicly available data regarding compensation increases in the industry, a subjective assessment of the nature of each position and an annual review of the contribution and experience of each executive officer. For the Chief Executive Officer, the Compensation Committee considered substantially the same sort of information, as well as the size of the company and the Chief Executive Officer’s stock ownership, and determined to increase the base salary of the Chief Executive Officer. Based upon its review, the Compensation Committee approved increases in base salaries for our executive officers set forth below. The base salary increases were comparable to the average percentage base salary increases granted to our employees generally.

	Principal Position	2011 Base Salary	2012 Base Salary	Base Salary % Change
Charles Liang	President, Chief Executive Officer and Chairman of the Board	$286,598	$295,196	3.0%
Howard Hideshima	Chief Financial Officer	$258,511	$268,851	4.0%
Phidias Chou	Vice President, Worldwide Sales	$225,500	$234,520	4.0%
Chiu-Chu (Sara) Liu Liang	Vice President of Operations, Treasurer, and Director	$176,400	$183,456	4.0%
Yih-Shyan (Wally) Liaw	Vice President, International Sales, Corporate Secretary and Director	$178,080	$185,203	4.0%

Stock Ownership Guidelines

We currently do not require our directors or executive officers to own a particular amount of our common stock. The Committee is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders. Our insider trading policy prohibits any of our directors, executive officers, employees or contractors from engaging in any transactions in publicly-traded options, such as puts and calls, and other derivative securities, including any hedging or similar transaction, with respect to our common stock.

Other Benefits

Health and Welfare Benefits

Our executive officers receive the same health and welfare benefits as are offered to our other employees, including medical, dental, vision, life, accidental death and dismemberment, disability, flexible spending accounts and holiday pay. The same contribution amounts, percentages and plan design provisions are applicable to all employees.

Retirement Program

Our executive officers may participate in the same tax-qualified, employee-funded 401(k) plan that is offered to all our other employees. We currently have no Supplemental Executive Retirement Plan, or SERP, obligations. We do not offer any defined benefit retirement plans to our executive officers.

Perquisites

We do not provide special benefits or other perquisites to any of our executive officers, with the exception of an automobile allowance provided to our Chief Executive Officer, as detailed in the “Summary Compensation Table.”

Employment Arrangements, Severance and Change of Control Benefits

We have not entered into employment agreements with any of our named executive officers. Mr. Hideshima, Mr. Chou and Ms. Liang have signed offer letters which provide for at-will employment. The offer letters provide for salary, stock options and right to participate in our employee benefit plans. We do not have any written employment arrangements with Messrs. Liang and Liaw. We do not have any arrangements with any of our executive officers that provide for any severance benefits in the event of termination or change of control.

Tax and Accounting Treatment of Compensation

In our review and establishment of compensation programs and payments, we consider, but do not place great emphasis on, the anticipated accounting and tax treatment of our compensation programs on us and our executive officers. While we may consider accounting and tax treatment, these factors alone are not dispositive. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short and long-term interests of stockholders under a proposed compensation arrangement.

We monitor whether it might be in our best interest to comply with Section 162(m) of the Code, but reserve the right to award future compensation which would not comply with the Section 162(m) requirements for non-deductibility if the Committee concludes that it is in the Company’s best interest to do so. We seek to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals and therefore the Committee has not adopted a policy requiring all compensation to be deductible. The Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

We account for equity compensation paid to our employees in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”), which requires us to estimate and record expenses for each award of equity compensation over the service period of the award.

We intend that our plans, arrangements and agreements will be structured and administered in a manner that complies with the requirements of Section 409A of the Code. Participation in, and compensation paid under our plans, arrangements and agreements may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A. If our plans, arrangements and agreements as administered fail to meet certain requirements under Section 409A, compensation earned thereunder may be subject to immediate taxation and tax penalties.

Summary

The Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ interests with those of our stockholders. The Committee also believes that the compensation of our executive officers is both appropriate and responsive to the goal of building stockholder value.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on this review and these discussions, the Committee recommended to the board of directors that the CD&A be included in this filing.

This report has been furnished by the Compensation Committee.

Sherman Tuan, Chair
Hwei-Ming (Fred) Tsai

Summary Compensation Table

The following table summarizes the compensation paid to our Chief Executive Officer, our Chief Financial Officer and to our other most highly compensated executive officers who were the only executive officers whose total annual salary and bonus exceeded $100,000 in fiscal year 2011, for services rendered in all capacities to us during fiscal year 2011, 2010 and 2009. We refer to these officers as our “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)		Total ($)
Charles Liang	2011	$286,598	$—	$—	$1,116,206	$—	$—	$1,546	(6)	$1,404,350
President, Chief Executive Officer and Chairman of the Board	2010	286,598	4,823	—	—	—	—	7,987	(6)	299,408
	2009	285,460	5,381	9,574,865	2,364,466	—	—	5,511	(6)	12,235,683

Howard Hideshima	2011	254,231	4,850	—	412,361	—	—	4,634	(6)	676,076
Chief Financial Officer	2010	253,331	3,638	—	—	—	—	5,316	(6)	262,285
	2009	251,205	4,735	—	133,168	—	—	4,850	(6)	393,958

Phidias Chou	2011	225,271	3,250	—	—	—	—	5,447	(6)	233,968
Vice President, Worldwide Sales	2010	214,299	4,156	—	182,011	—	—	4,625	(6)	405,091
	2009	199,981	6,101	—	57,621	—	—	3,855	(6)	267,558

Yih-Shyan (Wally) Liaw	2011	177,727	—	—	108,436	—	—	6,832	(6)	292,995
Vice President, International Sales, Corporate Secretary and Director	2010	169,600	2,854	—	—	—	—	3,341	(6)	175,795
	2009	168,800	4,754	—	—	—	—	3,261	(6)	176,815

Chiu-Chu (Sara) Liu Liang	2011	175,900	—	—	—	—	—	5,379	(6)	181,279
Vice President of Operations, Treasurer and Director	2010	168,000	2,423	—	206,692	—	—	673	(6)	377,788
	2009	167,333	3,153	956,882	51,987	—	—	3,231	(6)	1,182,586

(1)	Amounts disclosed under “Bonus” reflect the cash bonuses earned by the named executive officers.
(2)	Restricted stock awards were issued to Charles Liang and Chiu-Chu (Sara) Liu Liang to exchange their exercised options during fiscal year 2009. The Company determined that there is no incremental fair value of the option exchanged for the award.
(3)	The dollar amount reported in the Option Awards column represents the grant date fair value of each award calculated in accordance with FASB ASC Topic 718, excluding the estimates of service-based forfeiture and using the Black Scholes option-pricing model. Assumptions used in the calculation of these amounts were included in Item 8, Financial Statements and Supplementary Data, and Note 11 of Notes to our audited Consolidated Financial Statements for the fiscal year 2011 included in our Annual Report on Form 10-K.
(4)	In accordance with the adopted SEC rules, the amounts previously reported in the “Option Awards” column for fiscal year 2010 and 2009 have been revised to reflect the grant date fair values of the awards granted in such years, as determined in accordance with FASB ASC Topic 718, excluding the effect of forfeitures.
(5)	The Company does not have a defined benefit plan or a non-qualified deferred compensation plan.
(6)	Amount reflects vacation and sick pay.

Grants of Plan-Based Awards

The following table provides information concerning all plan-based awards granted during fiscal year 2011 to our named executive officers:

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)
Charles Liang	4/25/2011	—	—	—	—	132,000	(2)	$18.59	$1,116,206
Howard Hideshima	8/2/2010	—	—	—	—	10,886	(3)	13.61	66,503
	8/2/2010	—	—	—	—	56,614	(4)	13.61	345,858
Phidias Chou	—	—	—	—	—	—		—	—
Chiu-Chu (Sara) Liu Liang	—	—	—	—	—	—		—	—
Yih-Shyan (Wally) Liaw	8/2/2010	—	—	—	—	10,079	(5)	13.61	61,573
	8/2/2010	—	—	—	—	7,671	(6)	13.61	46,863

(1)	Represents the fair value of each stock option and award as of the date of grant, computed in accordance with ASC Topic 718.
(2)	These non-qualified stock options vest at the rate of 25% on April 25, 2012 and 1/16th per quarter thereafter, such that the shares will be fully vested on April 25, 2015.
(3)	These incentive stock options vest at the rate of 25% on May 8, 2011 and 1/16th per quarter thereafter, such that the shares will be fully vested on May 8, 2014.
(4)	These non-qualified stock options vest at the rate of 25% on May 8, 2011 and 1/16th per quarter thereafter, such that the shares will be fully vested on May 8, 2014.
(5)	These incentive stock options vest at the rate of 25% on August 2, 2011 and 1/16th per quarter thereafter, such that the shares will be fully vested on August 2, 2014.
(6)	These non-qualified stock options vest at the rate of 25% on August 2, 2011 and 1/16th per quarter thereafter, such that the shares will be fully vested on August 2, 2014.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table provides information concerning the outstanding equity-based awards as of June 30, 2011, and the option exercise price and expiration dates for each award, held by each of our named executive officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Charles Liang	600,000	(2)	—		$3.08	12/28/2014
	450,000	(3)	270,000	(3)	$10.66	3/4/2019
	—		132,000	(4)	$18.59	4/25/2021
							538,923	$8,671,000

Howard Hideshima	19,198	(5)	—		$13.89	11/17/2016
	110,802	(5)	—		$13.89	11/17/2016
	32,500	(6)	—		$10.19	4/26/2017
	9,926	(7)	9,927	(7)	$5.53	4/29/2019
	6,073	(7)	16,074	(7)	$5.53	4/29/2019
	14,153	(8)	42,461	(8)	$13.61	8/2/2020
	2,721	(8)	8,165	(8)	$13.61	8/2/2020

Phidias Chou	54,000	(9)	—		$3.25	9/30/2015
	11,250	(7)	11,250	(7)	$5.53	4/29/2019
	13,574	(10)	17,456	(10)	$8.36	10/26/2019
	8,298	(10)	10,672	(10)	$8.36	10/26/2019

Chiu-Chu (Sara) Liu Liang	200,000	(11)	—		$1.25	12/23/2012
	64,800	(12)	—		$3.50	12/30/2015
	10,150	(7)	10,150	(7)	$5.53	4/29/2019
	7,355	(13)	12,260	(13)	$11.81	1/25/2020
	7,869	(13)	13,116	(13)	$11.81	1/25/2020

Yih-Shyan (Wally) Liaw	90,000	(14)	—		$2.53	3/31/2014
	24,890	(15)	5,745	(15)	$7.46	4/28/2018
	24,598	(15)	5,677	(15)	$7.46	4/28/2018
	—		10,079	(16)	$13.61	8/2/2020
	—		7,671	(16)	$13.61	8/2/2020

(1)	Market value based upon the closing price of our common stock of $16.09 on June 30, 2011 multiplied by the number of restricted stock awards.
(2)	Options vested at the rate of 25% on November 1, 2005 and 1/16 th per quarter thereafter, such that the shares were fully vested on November 1, 2008.
(3)	Options vested at the rate of 25% on November 1, 2009 and 1/16 th per quarter thereafter, such that the shares will be fully vested on November 1, 2012.
(4)	Options vest at the rate of 25% on April 25, 2012 and 1/16 th per quarter thereafter, such that the shares will be fully vested on April 25, 2015.
(5)	Options vested at the rate of 25% on May 8, 2007 and 1/16 th per quarter thereafter, such that the shares were fully vested on May 8, 2010.
(6)	Options vested at the rate of 25% on April 26, 2008 and 1/16 th per quarter thereafter, such that the shares were fully vested on April 26, 2011.
(7)	Options vested at the rate of 25% on April 29, 2010 and 1/16 th per quarter thereafter, such that the shares will be fully vested on April 29, 2013.

(8)	Options vested at the rate of 25% on May 8, 2011 and 1/16 th per quarter thereafter, such that the shares will be fully vested on May 8, 2014.
(9)	Options vested at the rate of 25% on July 1, 2006 and 1/16 th per quarter thereafter, such that the shares were fully vested on July 1, 2009.
(10)	Options vested at the rate of 25% on July 1, 2010 and 1/16 th per quarter thereafter, such that the shares will be fully vested on July 1, 2013.
(11)	Options vested at the rate of 25% on December 11, 2002 and 1/16 th per quarter thereafter, such that the shares were fully vested on December 11, 2005.
(12)	Options vested at the rate of 25% on December 12, 2006 and 1/16 th per quarter thereafter, such that the shares were fully vested on December 12, 2009.
(13)	Options vested at the rate of 25% on December 12, 2010 and 1/16 th per quarter thereafter, such that the shares will be fully vested on December 12, 2013.
(14)	Options vested at the rate of 25% on March 30, 2005 and 1/16 th per quarter thereafter, such that the shares were fully vested on March 30, 2008.
(15)	Options vested at the rate of 25% on March 30, 2009 and 1/16 th per quarter thereafter, such that the shares will be fully vested on March 30, 2012.
(16)	Options vest at the rate of 25% on August 2, 2011 and 1/16 th per quarter thereafter, such that the shares will be fully vested on August 2, 2014.

Option Exercises and Stock Vested During Fiscal Year 2011

The following table sets forth the dollar amounts realized pursuant to the exercise or vesting of equity-based awards by our named executive officers during fiscal year 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Charles Liang	800,000	$11,020,000	179,641	$1,631,140
Howard Hideshima	10,000	$95,752	—	$—
Phidias Chou	27,000	$347,342	—	$—
Chiu-Chu (Sara) Liu Liang	120,000	$1,876,800	91,306	$956,887
Yih-Shyan (Wally) Liaw	226,000	$3,531,780	—	$—

(1)	Based on the difference between the closing price of our common stock on the date of exercise and the exercise price.
(2)	The value is the closing price of our common stock on the date of vesting, multiplied by the number of shares vested.

Director Compensation

Under our director compensation policy, we reimburse non-employee directors for reasonable expenses in connection with attendance at board and committee meetings. Our non-employee directors receive an annual retainer of $40,000, payable quarterly. In addition, the Chairperson of our Audit Committee receives an annual retainer of $25,000, the Chairperson of each of our Compensation Committee and Nominating and Corporate Governance Committee receives an annual retainer of $5,000 and each director serving in a non-chairperson capacity on our standing board committees receives an annual retainer of $2,500 per committee, payable quarterly.

Non-employee directors also are eligible to receive stock options under our 2006 Equity Incentive Plan. Non-employee directors receive nondiscretionary, automatic grants of nonstatutory stock options under our 2006 Equity Incentive Plan. A non-employee director is automatically granted an initial option to purchase 18,000 shares upon first becoming a member of our board of directors. A non-employee director serving as Chairperson of the Audit Committee receives an initial grant of an option to purchase 12,000 shares. Non-employee directors serving as Chairperson of the Compensation or Nominating and Corporate Governance Committees receive an initial grant of an option to purchase 2,000 shares. Each of these initial options vests and becomes exercisable over four years, with the first 25% of the shares subject to each initial option vesting on the first anniversary of the date of grant and the remainder vesting quarterly thereafter. Immediately after each of our annual meetings of stockholders, each non-employee director is automatically granted an option to purchase 4,500 shares of our common stock, the Audit Committee Chairperson is granted an annual option to purchase 3,000 shares of our common stock and the Chairperson of each of the Compensation and Nominating and Corporate Governance Committees is granted an annual option to purchase 500 shares of our common stock. These options will vest and become exercisable on the first anniversary of the date of grant or immediately prior to our annual meeting of stockholders, if earlier.

The options granted to non-employee directors have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant, and will become fully vested if we are subject to a change of control. Annual grants will be reduced proportionally if the person did not serve for the full year after the annual grant.

The following table shows for the fiscal year ended June 30, 2011 certain information with respect to the compensation of all of our non-employee directors:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Hwei-Ming (Fred) Tsai	$50,000	—	$36,626	—	—	—	$86,626
Edward J. Hayes, Jr.	$65,000	—	$54,939	—	—	—	$119,939
Sherman Tuan	$47,500	—	$36,626	—	—	—	$84,126
Gregory K. Hinckley	$42,500	—	$32,963	—	—	—	$75,463

(1)	This column represents annual director fees, non-employee committee chairman fees and other committee member fees earned in fiscal year 2011.
(2)	The dollar amount in this column represents the grant date fair value of each award calculated in accordance with FASB ASC Topic 718, excluding the estimates of service-based forfeiture and using the Black Scholes option-pricing model. Assumptions used in the calculation of these amounts were included in Item 8, Financial Statements and Supplementary Data, and Note 11 of Notes to our audited Consolidated Financial Statements for the fiscal year 2011 included in our Annual Report on Form 10-K. The table below sets forth the aggregate number of option awards held by our non-employee directors as of June 30, 2011.

Name	Option Awards
Hwei-Ming (Fred) Tsai	45,000
Edward J. Hayes, Jr.	60,000
Sherman Tuan	39,500
Gregory K. Hinckley	31,500

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants. These consist of the 1998 Stock Option Plan and the 2006 Equity Incentive Plan, both of which have been approved by our stockholders. We no longer grant any options under the 1998 Stock Option Plan. The following table sets forth information regarding outstanding options and shares reserved and remaining available for future issuance under the foregoing plans as of June 30, 2011:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	10,480,785	$8.86	1,714,290	(1)
Equity compensation plans not approved by stockholders	—	—	—

Total	10,480,785	$8.86	1,714,290

(1)	The number of shares that are reserved for issuance under the 2006 Equity Incentive Plan are automatically increased on July 1 of each year through 2016 by a number of shares equal to the smaller of (a) 3% of our outstanding shares as of the close of business on the immediately preceding June 30 or (b) a lesser amount determined by the board of directors. In January 2011, the Board of Directors approved an amendment to the 2006 Equity Incentive Plan that increases by 2,000,000 the aggregate maximum number of shares that may be issued under the 2006 Plan. The amendment to the 2006 Plan was approved by our stockholders in February 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Procedures for Approval of Related Person Transactions

Pursuant to our Audit Committee charter, the Audit Committee has the responsibility for the review, approval or ratification of any related person transactions; provided that if the matter or transaction involves employment or compensation terms for services to our company, including retention or payment provisions relating to expert services, then it is presented to the Compensation Committee. In approving or rejecting a proposed transaction, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those transactions that, in light of known circumstances are not inconsistent with the Company’s best interests, as the Audit Committee determines in the good faith exercise of its discretion. In addition, we annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions as such term is defined by SEC rules and regulations. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Transactions with Related Parties, Promoters and Certain Control Persons

Director and Officer Indemnification

We have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law. In addition, our certificate of incorporation contains provisions limiting the liability of our directors and our bylaws contain provisions requiring us to indemnify our officers and directors.

Stock Option Awards

Please see the “Grants of Plan-Based Awards” table and the “Director Compensation” table above for information on stock option grants to our directors and named executive officers in fiscal 2011.

Transactions with Ablecom Technology Inc.

Ablecom Technology Inc.—Ablecom, a Taiwan corporation, together with one of its subsidiaries, Compuware (collectively “Ablecom”), is one of our major contract manufacturers. Ablecom’s ownership of Compuware is below 50% but Compuware remains a related party as Ablecom still has significant influence over the operations. Ablecom’s chief executive officer, Steve Liang, is the brother of Charles Liang, our President, Chief Executive Officer and Chairman of the Board of Directors, and owns approximately 1.1% of our common stock. Charles Liang served as a Director of Ablecom during our fiscal 2006, but is no longer serving in such capacity. In addition, Charles Liang and his wife, also an officer of us, collectively own approximately 10.5% of Ablecom, while Steve Liang and other family members own approximately 35.9% of Ablecom at June 30, 2011 and 2010.

We have product design and manufacturing services agreements (“product design and manufacturing agreements”) and a distribution agreement (“distribution agreement”) with Ablecom.

Under the product design and manufacturing agreements, we outsource a portion of its design activities and a significant part of its manufacturing of components such as server chassis to Ablecom. Ablecom agrees to design products according to our specifications. Additionally, Ablecom agrees to build the tools needed to manufacture the products. Under the product design and manufacturing agreements, we commit to purchase a minimum quantity over a set period. The purchase price of the products manufactured by Ablecom is negotiated on a purchase order by purchase order basis at each purchase date. However, a fixed charge is added to the price of each unit purchased until the agreed minimum number of units is purchased. In August 2007, we entered into a new product development, manufacturing and service agreement with Ablecom. Under the new agreement, we have agreed to pay for the cost of blade server tooling and engineering services and will pay for those items when the work has been completed. In this case no fixed charge is added to future purchases for reimbursement of tooling costs. In September 2009, we entered into a similar product development agreement with Ablecom. Under this agreement, we have agreed to pay for the cost of chassis and related product tooling and engineering services and will pay for those items when the work has been completed. In this case no fixed charge is added to future purchases for reimbursement of tooling costs.

Under the distribution agreement, Ablecom purchases server products from us for distribution in Taiwan. We believe that the pricing and terms under the distribution agreement are similar to the pricing and terms of distribution arrangements we have with similar, third party distributors.

Ablecom’s net sales to us and its net sales of our products to others comprise a substantial majority of Ablecom’s net sales. For fiscal year 2011, 2010 and 2009, we purchased products from Ablecom totaling $155,430,000, $124,466,000 and $91,954,000. For fiscal year 2011, 2010 and 2009, we sold products to Ablecom totaling $11,017,000, $10,190,000 and $6,025,000, respectively.

Amounts owed to us by Ablecom as of June 30, 2011 and 2010, were $527,000 and $1,201,000, respectively. Amounts owed to Ablecom by us as of June 30, 2011 and 2010, were $34,210,000 and $19,464,000, respectively. Historically, we have paid Ablecom the majority of invoiced dollars between 53 and

100 days of invoice. For the years ended June 30, 2011, 2010 and 2009, we received $55,000, $164,000 and $2,000, respectively, from Ablecom for penalty charges and paid $4,052,000 $3,352,000 and $2,918,000, respectively, in tooling assets and miscellaneous costs to Ablecom. Penalty charges are assessments relating to delayed deliveries or quality issues.

Our exposure to loss as a result of its involvement with Ablecom is limited to (a) potential losses on its purchase orders in the event of an unforeseen decline in the market price and/or demand of our products such that we incur a loss on the sale or cannot sell the products and (b) potential losses on outstanding accounts receivable from Ablecom in the event of an unforeseen deterioration in the financial condition of Ablecom such that Ablecom defaults on its payable to us. Outstanding purchase orders with Ablecom were $38,326,000 and $35,266,000 at June 30, 2011 and 2010, respectively, representing the maximum exposure to loss relating to (a) above. We do not have any direct or indirect guarantees of losses of Ablecom.

In fiscal year 2011, Ablecom paid for a land deposit in Taiwan on behalf of the Company in the amount of $4,510,000 which the Company repaid Ablecom in March 2011. The amount paid to Ablecom of $4,510,000 represented Ablecom’s cost and the fair market value of the land.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012.

While we are not required to do so, we are submitting the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2012, for ratification in order to ascertain the views of our stockholders on this appointment. If the appointment is not ratified, the Audit Committee may reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate audit fees billed to us by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), and fees paid to Deloitte for services in the fee categories indicated below during the fiscal years 2011 and 2010. The Audit Committee has considered the scope and fee arrangements for all services provided by Deloitte, taking into account whether the provision of non-audit services is compatible with maintaining Deloitte’s independence, and has pre-approved 100% of the services described below.

	Fiscal Year Ended 6/30/11	Fiscal Year Ended 6/30/10
Audit Fees(1)	$1,190,000	$1,063,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,190,000	$1,063,000

(1)	Audit fees consist of the aggregate fees for professional services rendered for the audit of our fiscal 2011 and 2010 consolidated financial statements, review of interim consolidated financial statements and certain statutory audits.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy on approval of services performed by the independent registered public accounting firm is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2012. PROXIES WILL BE VOTED FOR RATIFYING THIS APPOINTMENT UNLESS OTHERWISE SPECIFIED.

AUDIT COMMITTEE REPORT

Review of Audited Financial Statements

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended June 30, 2011 with both our management and our independent registered public accounting firm. The Audit Committee has discussed with Deloitte & Touche LLP the matters required by PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from Deloitte & Touche LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with Deloitte & Touche LLP their independence. The Audit Committee has also received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by applicable Nasdaq listing standards. The Audit Committee has considered the effect of non-audit fees on the independence of Deloitte & Touche LLP and has concluded that such non-audit services are compatible with the independence of Deloitte & Touche LLP.

Based on these reviews and discussions, the Audit Committee recommended to the board of directors that the financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

This report has been furnished by the members of the Audit Committee.

Edward J. Hayes, Jr., Chair

Hwei-Ming (Fred) Tsai

Gregory K. Hinckley

ANNUAL REPORT TO STOCKHOLDERS ON FORM 10-K

Our 2011 Annual Report to Stockholders, including financial statements for the year ended June 30, 2011, accompanies, or has been mailed to you immediately prior to, this proxy statement. The Annual Report on Form 10-K and Proxy Statement are also available on our website at http://ir.supermicro.com/financials.cfm.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household Supermicro proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Investor Relations, Super Micro Computer, Inc., 980 Rock Avenue, San Jose, CA 95131, or call (408) 503-8000.

STOCKHOLDER PROPOSALS FOR 2011 MEETING

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2012 annual meeting of stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8—Stockholder Proposals) and received by the Corporate Secretary of the Company on or before September 15, 2012. Stockholder proposals to be presented at the 2012 annual meeting of stockholders which are not to be included in the Company’s proxy materials must be received by the Company by September 15, 2012, in accordance with the procedures in the Company’s bylaws.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the Annual Meeting. If any other business does properly come before the Annual Meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Supermicro.

/s/ Yih-Shyan (Wally) Liaw
Yih-Shyan (Wally) Liaw
Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET http://www.proxyvoting.com/smci Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

12648

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEM 2.	Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
Nominees:				2.	Ratification of appointment of independent registered public accounting firm	☐	☐	☐
01 Yih-Shyan (Wally) Liaw	☐	☐	☐
02 Edward J. Hayes, Jr.
03 Gregory K. Hinckley				In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

							Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Super Micro Computer, Inc. account online.

Access your Super Micro Computer, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Super Micro Computer, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://ir.supermicro.com/financials.cfm

▼ FOLD AND DETACH HERE ▼

PROXY

SUPER MICRO COMPUTER, INC.

Fiscal Year 2011 Meeting of Stockholders – February 8, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Charles Liang, Howard Hideshima and Robert Aeschiman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Super Micro Computer, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Fiscal Year 2011 Meeting of Stockholders of the company to be held on February 8, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

12648

(Continued and to be marked, dated and signed, on the other side)